EXHIBIT (a)(1)(i)

ADVANCED MICRO DEVICES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS ACCORDING TO AN EXCHANGE RATIO

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 9:00 P.M. PACIFIC TIME ON JULY 25, 2003

UNLESS THIS OFFER IS EXTENDED

Advanced Micro Devices, Inc., which includes its consolidated subsidiaries, including FASL LLC, a Delaware limited liability company, and its consolidated subsidiaries, and which is sometimes referred to herein as “the Company,” “AMD,” “our,” “us” and “we,” is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for a number of replacement options according to exchange ratios. We expect to grant the replacement options on or promptly after the date that is at least six months and one day after the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options (“offer to exchange”) and in the related Election Concerning Exchange of Stock Options form (“election form” which together, as they may be amended from time to time, constitute the “offer”).

Options that are included in this offer (“eligible options”) are those that:

•	have an exercise price of $12.00 per share or higher; and

•	have at least one year remaining of its term on the date of cancellation, which will be the first business day after the expiration of the offer, currently July 28, 2003, unless we extend the offer; and

•	were granted under the AMD 1992 Stock Incentive Plan, as amended (the “1992 Stock Incentive Plan”), the 1992 United Kingdom Share Option Scheme (the “1992 U.K. Share Option Scheme”), 1995 Stock Plan of NexGen, Inc., as amended (the “NexGen 1995 Stock Plan”), the AMD 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”), the AMD 1998 Stock Incentive Plan (the “1998 Stock Incentive Plan”), the AMD 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”) and the AMD 2002 non-plan grants (the “2002 non-plan grants”). Collectively, we refer to the foregoing as the “plans.”

You are eligible to participate in the exchange program only if you:

•	are an employee of AMD on June 27, 2003;

•	reside in China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States;

•	are not one of the following individuals: our President and Chief Executive Officer, Hector de. J Ruiz, our Chairman and Former Chief Executive Officer, W. J. Sanders III, our Executive Vice President and Chief Sales and Marketing Officer, Robert R. Herb, our Senior Vice President – Chief Financial Officer, Robert J. Rivet, our Senior Vice President – Technology Operations and Chief Scientist, William T. Siegle, our Senior Vice President – General Counsel, Thomas M. McCoy, or one of the members of the board of directors;

•	remain an eligible employee through the expiration of this offer; and

•	hold at least one eligible option on June 27, 2003.

The outstanding options that you hold under the plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange options you will not be eligible to receive replacement options unless you continue to be employed by AMD and continue to reside in China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States through the replacement grant date.

Exchange Ratios.    Each eligible employee who accepts the offer will receive an option to purchase common stock in exchange for existing options to purchase common stock that are accepted for exchange and cancelled, determined according to the cancelled options’ exercise price as follows (the “exchange ratios”):

Exercise Price Range	Options Surrendered	Options To Be Granted
$12.00 to $24.99	1.22	1
$25.00 to $39.99	1.58	1
$40.00 and above	1.89	1

If you are eligible to participate, you must exchange all or none of the outstanding options that were granted to you on a single grant date with the same grant number and at the same exercise price. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options which have not yet been exercised will be eligible to be exchanged in this program. In addition, if you elect to exchange any options, and we cancel such options, then all options granted to you during the six-month period ending on June 27, 2003, or during the period from June 28, 2003 through the expiration of this offer on July 25, 2003, will also be automatically exchanged, regardless of their exercise price, at a ratio of one surrendered option for one option to be granted.

All eligible options we accept pursuant to the offer will be cancelled shortly following the close of the offer, currently scheduled for 9:00 p.m. Pacific (California) Time on July 25, 2003, and options elected for exchange will no longer be exercisable after that time.

We will grant the replacement options on or promptly after the first business day that is at least six months and one day from the date we cancel the options accepted for exchange (the date on which we grant the replacement options being referred to as the “replacement grant date”).

If you elect to exchange options as described in this offer, your offer is accepted and you remain an eligible employee of AMD through the replacement grant date, we will grant you replacement options under either the NexGen 1995 Stock Plan, the 1996 Stock Incentive Plan, the 1998 Stock Incentive Plan or the 2000 Stock Incentive Plan depending on the plan under which your cancelled options were originally granted. Eligible options granted under the 1992 Stock Incentive Plan, the 1992 U.K. Share Option Scheme or the 2002 non-plan grants and exchanged for replacement options will be replaced with options granted under our 2000 Stock Incentive Plan.

The replacement options will:

•	have an exercise price equal to the closing sales price of our common stock as quoted on the New York Stock Exchange on the replacement grant date (or as modified as required under local tax laws for replacement options granted outside the United States);

•	except in certain countries outside of the United States as determined by AMD, for eligible exempt employees, vest and become exercisable beginning one year from the date they are cancelled, dependent upon continued employment with AMD. This means that all replacement options will be completely unvested on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested. Once vesting begins, the replacement options will have the same vesting terms as the surrendered options, delayed by one year. Consequently, replacement options replacing surrendered options that were fully vested at the time they were cancelled will fully vest one year from the date they were cancelled. Replacement options replacing surrendered options that were not vested at the time they were cancelled will resume the surrendered option’s vesting schedule, beginning one year from the date they were cancelled. “Exempt employees” are those U.S. employees (administrative, professional, executive, outside sales) who are exempt from the overtime provisions of the Fair Labor Standards Act and applicable state law. “Non-exempt employees” are those U.S. employees subject to the overtime provisions of the Fair Labor Standards Act and applicable state law. Replacement options for eligible non-exempt employees will not vest or be exercisable earlier than the date that is six months from the replacement grant date;

•	except in certain countries outside of the United States as determined by AMD, have a term equal to the remaining term of the surrendered option it replaces; and

•	not be treated as incentive stock options for purposes of the U.S. federal income tax or U.K. Inland Revenue tax.

Because we will not grant replacement options until at least six months and one day after the date we cancel the options accepted for exchange, the replacement options may have a higher exercise price than some or all of your existing options.

If your cancelled options were granted under the 1992 Stock Incentive Plan, the 1992 U.K. Share Option Scheme, the NexGen 1995 Stock Plan, the 1996 Stock Incentive Plan, the 1998 Stock Incentive Plan, the 2000 Stock Incentive Plan or the 2002 non-plan grants, then except for the new option exercise price and the one-year restriction on vesting of the option, the terms and conditions of the replacement options will be similar to the cancelled options.

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options.

This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to certain conditions which we describe in Schedule A of this offer to exchange and the terms described in this offer.

Shares of our common stock are quoted on the New York Stock Exchange under the symbol “AMD.” On June 24, 2003, the closing sales price of our common stock as quoted on the New York Stock Exchange was $6.31 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

As of June 24, 2003, options to purchase approximately 60,140,045 shares of our common stock were issued and outstanding under all of AMD’s stock option plans. Of these options, eligible employees held eligible options outstanding under the plans to purchase a total of approximately 23,320,083 shares of our common stock. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 6.59% of the total shares of our common stock outstanding as of June 24, 2003.

IMPORTANT

If you wish to elect to exchange your options, you must complete and submit the Election Concerning Exchange of Stock Options form in accordance with its instructions, which is on our intranet site at http://hr/stock/exchange. To participate, you must complete and submit the electronic election form no later than 9:00 p.m. Pacific (California) Time on July 25, 2003, unless the offer is extended. You will receive a confirmation by e-mail within 48 hours of your election to participate. If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled. If you have technical difficulties with this site, please contact AMD’s Treasury Services Department to arrange an alternate mode of election (Carol Pleva at ext. 42633 or (408) 749-2633 or e-mail: cancelandregrant.questions@amd.com).

We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any such jurisdiction.

AMD HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. AMD HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY AMD.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF AMD OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN AMD AND EACH EMPLOYEE REMAINS “AT WILL.”

AMD RESERVES THE RIGHT TO AMEND OR TERMINATE THE PLANS AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE PLANS OR THIS OFFER TO EXCHANGE DOES NOT IN ANY WAY OBLIGATE AMD TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE PLANS OR IN RELATION TO THIS OFFER TO EXCHANGE IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

TABLE OF CONTENTS

STOCK OPTION EXCHANGE PROGRAM

SCHEDULE A	CONDITIONS OF THIS OFFER	34

SCHEDULE B	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF ADVANCED MICRO DEVICES, INC.	36

i

INDEX TO SUMMARY TERM SHEET

EXCHANGE DESIGN		1

1.	What is the stock option exchange program?	1

2.	Why are we making this offer to exchange?	1

3.	How does this exchange work?	1

4.	What securities are we offering to exchange?	3

5.	Who is eligible to participate in this exchange?	3

6.	What if I leave AMD or change my place of residence between the date my options are cancelled and the replacement grant date?	4

7.	Why can’t AMD just reprice my options?	4

8.	Why won’t I receive my replacement options immediately after the expiration of this offer?	4

9.	Why can’t I just be granted additional options?	4

10.	Why isn’t the exchange ratio set at one-for-one?	4

11.	If I elect to participate in the exchange program, why must all options granted to me in the last six months, some of which may have a fairly low exercise price, also be exchanged?	4

12.	If I participate, what will happen to my exchanged options?	4

13.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?	5

14.	Am I eligible to receive future grants if I participate in this exchange?	5

15.	What are the conditions to this offer?	5

ADMINISTRATIVE/TIMING OF PROGRAM		5

16.	How do I participate in this offer to exchange?	5

17.	How do I find out the details about my existing stock options?	5

18.	What is the deadline to elect to exchange and how do I elect to exchange?	5

19.	What will happen if I do not turn in my form by the deadline?	6

20.	During what period of time can I withdraw previously elected options?	6

21.	Which options can be exchanged?	6

22.	Can I exchange the remaining portion of an option that I have already partially exercised?	6

23.	Can I select which portion of an option to exchange?	6

24.	Can I exchange both vested and unvested options?	6

25.	What will be my new option exercise price?	6

26.	When will I receive my replacement option?	7

27.	When will the replacement options appear in my E*TRADE OptionsLink account?	7

28.	When will the replacement options vest?	7

29.	What will be the terms and conditions of my replacement options?	7

30.	What if my employment with AMD is terminated after the replacement options are granted?	8

31.	What happens if AMD is subject to a change in control AFTER the replacement options are granted?	8

32.	What happens if AMD is subject to a change in control BEFORE the replacement options are granted?	8

33.	Are there other circumstances where I would not be granted replacement options?	8

34.	After the replacement grant date, what happens if my options end up underwater again?	9

OTHER IMPORTANT QUESTIONS		9

35.	Does AMD plan to make any company-wide or serial option grants between the cancellation date and the replacement grant date?	9

36.	Is there any tax consequence to my participation in this exchange?	9

37.	How should I decide whether or not to participate?	9

38.	What do the officers and the members of our board of directors think of this offer? Who can I contact to help me decide whether or not I should exchange my eligible options?	9

39.	What are some of the potential risks if I choose to exchange my outstanding eligible option grants?	9

40.	Who can I talk to if I have questions regarding this exchange program?	9

ii

STOCK OPTION EXCHANGE PROGRAM

SUMMARY TERM SHEET

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the following questions and answers as well as the Stock Option Exchange Program Overview (referred to in this document as the offer to exchange) and the election form. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this question and answer summary. Please review to ensure that you are making an informed decision regarding your participation in this exchange program. We encourage you to consult your own attorney and/or financial advisor regarding personal tax implications or other investment related questions.

For your ease of use, the questions have been separated into three sections:

1.	Exchange Design

2.	Administrative/Program Timing

3.	Other Important Questions

EXCHANGE DESIGN

1.	What is the stock option exchange program?

The stock option exchange program is a one-time offer by AMD to allow eligible employees of AMD to exchange their outstanding options that have an exercise price of $12.00 or higher for new replacement options. The number of replacement options that will be granted in the exchange will be determined by the exchange ratios described below. The replacement options will be granted no sooner than January 29, 2004 for accounting reasons that are more fully described below and will have terms similar to the existing options, except for a new exercise price and vesting schedule.

2.	Why are we making this offer to exchange?

We are making this offer because a considerable number of our eligible employees have stock options with exercise prices significantly above our recent trading prices. These options were originally granted to give employees a stake in the growth and success of our company and to provide them with an additional financial incentive to stay with AMD. This exchange program is VOLUNTARY and will allow eligible employees to choose whether to keep their existing stock options at existing exercise prices and expiration dates or to exchange those options for replacement options to be granted approximately six months after the cancellation of existing options. We hope that this program will enable our employees to improve their overall position in their stock option holdings, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange we intend to provide our eligible employees with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our eligible employees and thereby maximize stockholder value. (See Section 2 below for more information.)

3.	How does this exchange work?

We are offering to exchange eligible outstanding options that have an exercise price of $12.00 or higher (eligible options) for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratio described below. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

New stock options (also referred to as replacement options) will be granted at an exercise price equal to the closing sales price of our common stock on the date of the grant as quoted on the New York Stock Exchange (or as modified as required under local tax laws for replacement options granted outside the United States), on or promptly after the first business day that is at least six months plus one day after the exchanged options are cancelled. Participating in the exchange program requires an eligible employee to make a voluntary election to tender eligible stock options before 9:00 pm. Pacific (California) Time on July 25, 2003, unless this offer is extended, after which time such election will be irrevocable.

Exercise Price Range — Options Surrendered
(for each replacement option)

$12.00 to $24.99	1.22
$25.00 to $39.99	1.58
$40.00 and above	1.89

If you elect to participate, all options granted to you during the six-month period ending on June 27, 2003, or during the period from June 28, 2003 through the expiration of this offer on July 25, 2003, regardless of their exercise price, will automatically be exchanged, at a ratio of one surrendered option for one option to be granted.

Unless prevented by law or applicable regulations, options accepted for exchange will be replaced with options granted under the same plan under which the surrendered options were granted. However, surrendered options granted under the 1992 Stock Incentive Plan, the 1992 U.K. Share Option Scheme and the 2002 non-plan grants will be replaced with options granted under our 2000 Stock Incentive Plan. In the latter case, each replacement option will be granted pursuant to the terms and conditions of the surrendered options, with a delayed vesting and exercise schedule as described below. (See Sections 1, 7 and 10 below for more information.)

Example

To illustrate how the exchange ratios work, assume that:

a)	you have five existing options for 300 shares each with exercise prices of: $7.00, $8.00, $20.00, $25.00 and $45.00.

b)	the option with an exercise price of $8.00 was granted during the six-month period ending on June 27, 2003, and all other options were granted before that six-month period.

Should you elect to participate in this program:

(i)	You will only be able to elect to exchange the three existing options with exercise prices of $20.00, $25.00 and $45.00.

(ii)	However, your option with an exercise price of $8.00 will also be automatically exchanged, even though it has an exercise price below $12.00, because it was granted to you during the six-month period ending on June 27, 2003.

(iii)	You will not be able to exchange your option with an exercise price of $7.00.

Under these facts, the table below shows the number of options subject to each replacement option you would receive were you to participate in the exchange program:

Exercise Price of Existing Option	Cancelled Options Subject to Existing Option	Exchange Ratio	Options Subject to Replacement Option
$ 8.00	300	1 for 1	300
$20.00	300	1.22 for 1	245
$25.00	300	1.58 for 1	189
$45.00	300	1.89 for 1	158

Total	1,200		892

Vesting and exercisability of replacement options for eligible exempt employees will begin one year from the date the surrendered options are cancelled. This means that all replacement options will be completely unvested on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested. Replacement options for vested surrendered options will vest one year from the date the surrendered options were cancelled. Replacement options for unvested surrendered options will resume the surrendered option’s vesting schedule, beginning one year from the date the surrendered options were cancelled. Replacement options for eligible non-exempt employees will not vest or be exercisable earlier than the date that is six months from the replacement grant date.

“Exempt employees” are those U.S. employees (administrative, professional, executive, outside sales) who are exempt from the overtime provisions of the Fair Labor Standards Act and applicable state law. “Non-exempt employees” are those U.S. employees subject to the overtime provisions of the Fair Labor Standards Act and applicable state law. (See Section 5 below for more information.)

4.	What securities are we offering to exchange?

We are offering to exchange options to purchase shares of our common stock (“eligible options”) that (1) have an exercise price of $12.00 or higher per share, (2) are held by eligible employees who remain eligible from the date of this offer through the expiration of the offer, (3) have at least one year remaining of its term on the date of cancellation, which will be the first business day after the expiration of the offer, currently July 28, 2003, unless we extend the offer, and (4) are outstanding under the following plans, including the AMD 2002 non-plan grants, (collectively, the “plans”):

•	AMD 1992 Stock Incentive Plan;

•	1992 United Kingdom Share Option Scheme (the “1992 U.K. Share Option Scheme”);

•	1995 Stock Plan of NexGen, Inc. (the “NexGen 1995 Stock Plan”);

•	AMD 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”);

•	AMD 1998 Stock Incentive Plan (the “1998 Stock Incentive Plan”); and

•	AMD 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”).

However, if you elect to exchange any options, and we cancel such options, then all options granted to you during the six-month period ending on June 27, 2003, will be automatically exchanged, regardless of their exercise price. (See Section 1 below for more information.)

5.	Who is eligible to participate in this exchange?

AMD employees worldwide are eligible to participate in the exchange program only if they:

•	are an employee of AMD on June 27, 2003 (an “eligible employee”);

•	reside in China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States;

•	are not one of the following individuals: our President and Chief Executive Officer, Hector de. J Ruiz, our Chairman and Former Chief Executive Officer, W. J. Sanders III, our Executive Vice President and Chief Sales and Marketing Officer, Robert R. Herb, our Senior Vice President—Chief Financial Officer, Robert J. Rivet, our Senior Vice President—Technology Operations and Chief Scientist, William T. Siegle, our Senior Vice President—General Counsel, Thomas M. McCoy, or one of the members of the board of directors;

•	remain an eligible employee through the expiration of this offer; and

•	hold at least one eligible option on June 27, 2003.

Employees of AMD who reside in countries other than China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States are not eligible to participate.

Short summaries of the general tax consequences of participating in the exchange in countries other than the United States are included in this offer to exchange (See Sections 13-23 below for more information). You are, however, urged to educate yourself about special financial or tax considerations that may affect your decision to exchange by consulting a financial or tax advisor in the country where you reside and work. (See Sections 1 and 7 below for more information.)

6.	What if I leave AMD or change my place of residence between the date my options are cancelled and the replacement grant date?

If you leave AMD other than to be transferred to one of our consolidated subsidiaries, including FASL LLC, voluntarily, involuntarily, or for any other reason before your replacement options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. The election form will not be revocable after 9:00 p.m. Pacific (California) Time on July 25, 2003 unless this offer is extended.

THEREFORE, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF AMD AS DESCRIBED ABOVE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED, EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED. (See Section 1 below for more information.)

7.	Why can’t AMD just reprice my options?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our potential for profitability would be diminished, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (See Section 10 below for more information.)

8.	Why won’t I receive my replacement options immediately after the expiration of this offer?

If we were to grant the replacement options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the replacement options for at least six months and one day, we believe we will not have to record such a compensation expense. (See Section 10 below for more information.)

9.	Why can’t I just be granted additional options?

Because of the large number of options with exercise prices above $12.00, an additional grant of new options to all of these option holders would have a severe negative effect on our stock dilution and outstanding shares.

10.	Why isn’t the exchange ratio set at one-for-one?

The exchange ratios have been developed to be fair to you and responsible to AMD’s stockholders. This program balances the interests of both employees and stockholders. As an eligible employee, you have the opportunity (and potential benefit) to replace your current “underwater” options with new options in the future that are “at the money” on the new grant date.

11.	If I elect to participate in the exchange program, why must all options granted to me in the last six months, some of which may have a fairly low exercise price, also be exchanged?

If we were to allow participating employees to keep options that were granted within the six-month period ending on June 27, 2003, then the financial accounting rules applicable to us may require us to recognize significant charges in our financial statements. We would be required to take a charge against earnings on any future appreciation of the new options. (See Section 10 below for more information.)

12.	If I participate, what will happen to my exchanged options?

Options that you elect to exchange under this program will be cancelled on July 28, 2003, unless we extend this offer, in which case such options will be cancelled on the expiration of the offer as extended. The shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options under the plan under which the options subject to an election for exchange were granted. However, approximately one million options eligible for exchange were granted from our 2002 non-plan grants or from now-expired plans: the 1992 Stock Incentive Plan and the 1992 U.K. Share Option Scheme. Any of the shares subject to these options that are surrendered will be retired. (See Section 10 below for more information.)

13.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing exercise price, vesting schedule and expiration date.

14.	Am I eligible to receive future grants if I participate in this exchange?

Due to the accounting limitations described above, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. After the replacement grant date, participants in this program will be eligible for future stock option grants. If you are recommended for an option grant prior to the replacement grant date and the recommendation is approved, those option grants will be made after the replacement grant date if you are then an eligible employee. (See Section 5 below for more information.)

15.	What are the conditions to this offer?

This offer is subject to a number of conditions including the conditions described in Schedule A. This offer is not conditioned upon a minimum aggregate of options being elected for exchange. (See Schedule A below for more information.)

ADMINISTRATIVE/TIMING OF PROGRAM

16.	How do I participate in this offer to exchange?

If you currently hold outstanding options which are eligible for the exchange program, you will receive an e-mail with instructions on how to log into the stock option exchange website on AMD’s intranet. The URL for this site is http://hr/stock/exchange.

This site contains information about your eligible options and provides instructions on how to submit your outstanding options for exchange. To participate, you must complete and submit the electronic election form no later than 9:00 p.m. Pacific (California) Time on July 25, 2003, unless the offer is extended. You will receive confirmation by e-mail within 48 hours of your election to participate. If you have technical difficulties with this site, please contact AMD’s Treasury Services Department (contact information below) to arrange an alternate mode of election:

Carol Pleva at ext. 42633 or (408) 749-2633 or by e-mail—cancelandregrant.questions@amd.com

17.	How do I find out the details about my existing stock options?

Information on your eligible options will be provided to you on the stock option exchange website located on our intranet at http://hr/stock/exchange. In addition, you can check your E*TRADE OptionsLink account for the current status of your options or you may contact Treasury Services.

18.	What is the deadline to elect to exchange and how do I elect to exchange?

The deadline to participate in this program is 9:00 p.m. Pacific (California) Time on July 25, 2003 unless the offer is extended by us. This means that your completed election form must be submitted before that time. Within 48 hours after receipt of your completed electronic election form, you will receive a confirmation by e-mail. If you have elected an alternate method of submission by contacting Treasury Services, you will receive confirmation by e-mail or mail, at our discretion, promptly after receipt of your completed election form. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific (California) Time on the next business day following the previously scheduled expiration of this offer. If this offer is extended, you must deliver your election form before the extended expiration of this offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all options properly elected for exchange promptly after the expiration of this offer. (See Section 3 below for more information.)

19.	What will happen if I do not turn in my form by the deadline?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (See Section 1 below for more information.)

20.	During what period of time can I withdraw previously elected options?

You can withdraw or change your previously submitted election to exchange options at any time before 9:00 p.m. Pacific (California) Time on July 25, 2003. If this offer is extended by us beyond that time, you can withdraw or change your election at any time until the extended expiration of this offer. To change your previously submitted election, you must submit a new Option Exchange Election Form in the same manner described above and we must receive the change of election notice before the election deadline. To withdraw your previously submitted election, submit a new form that does not select any option grants. You will receive an e-mail confirming your new election. It is your responsibility to confirm that we have received your correct election form before the deadline. In all cases, the last election form submitted and received prior to the deadline date will prevail.

If we have not provided notice that we have accepted your options elected for exchange by 9:00 p.m. Pacific (California) Time on August 22, 2003, you can also withdraw your options elected for exchange after August 22, 2003. (See Section 4 below for more information.)

21.	Which options can be exchanged?

If you are eligible to participate in this offer, you may only elect to exchange outstanding options that have an exercise price of $12.00 or higher per share and that were granted under our 1992 Stock Incentive Plan, 1992 U.K. Share Option Scheme, NexGen 1995 Stock Plan, 1996 Stock Incentive Plan, 1998 Stock Incentive Plan, 2000 Stock Incentive Plan or 2002 non-plan grants. However, if you elect to exchange any options, and we cancel such options, then all options granted to you during the six-month period ending on June 27, 2003, will also be automatically exchanged, regardless of their exercise price, at a ratio of one surrendered option for one option to be granted. If you elect to submit an eligible option for exchange, all outstanding options granted to you on the same grant date with the same grant number and at the same exercise price will be submitted for exchange—you may not submit only a portion of those options for exchange. (See Section 1 below for more information.)

22.	Can I exchange the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be exchanged in this program. The replacement option grant will only replace options that are cancelled following the expiration of this offer.

23.	Can I select which portion of an option to exchange?

No. You cannot partially cancel an outstanding option. If you choose to exchange an option, all outstanding, unexercised options within that grant (that is, all outstanding options granted to you under the same grant number on the same grant date and at the same exercise price) will be exchanged and cancelled.

24.	Can I exchange both vested and unvested options?

Yes. You can exchange eligible options, whether or not they are vested.

25.	What will be my new option exercise price?

The exercise price for the replacement options will be the closing sales price of our common stock as quoted on the New York Stock Exchange on the replacement grant date (or as modified as required under local tax laws for replacement options granted outside the United States). BECAUSE WE WILL NOT GRANT REPLACEMENT OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE REPLACEMENT OPTIONS COULD HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. (See Section 2 below for more information.)

26.	When will I receive my replacement option?

We will grant the replacement options no sooner than the first business day that is at least six months and one day from the date we cancel options elected for exchange. If we cancel options elected for exchange on July 28, 2003, which is the first business day following the scheduled expiration of this offer, the replacement grant date of the replacement options will be no earlier than January 29, 2004. (See Section 7 below for more information.)

27.	When will the replacement options appear in my E*TRADE OptionsLink account?

The replacement options should be reflected in OptionsLink within 30 to 45 days after the replacement grant date.

28.	When will the replacement options vest?

Replacement options for eligible exempt employees will vest or become exercisable beginning one year from the date they are cancelled. The only exception to this may be in countries where local law requires otherwise. This means that all replacement options will be completely unvested on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested. Once vesting begins, the replacement options will have the same vesting terms as the surrendered options, delayed by one year. Options that were fully vested at the time the surrendered options were cancelled will fully vest one year from the date they were cancelled. Options that were not vested at the time the surrendered options were cancelled will resume the surrendered option’s vesting schedule, beginning one year from the date they were cancelled. Replacement options for eligible non-exempt employees will not vest or be exercisable earlier than the date that is six months from the replacement grant date.

For example, an option submitted for exchange would have vested 25 percent one year from the date of the grant with the remaining 75 percent vesting at the rate of 2.083 percent per month for the following 36 months. If an employee surrenders an option granted seven months before the cancellation date, the vesting would resume one year after the cancellation date. Thus 25 percent would vest five months after the cancellation date and the remaining 75 percent would vest 2.083 percent monthly for the next 36 months.

Example:

Surrendered Option Grant Date:	December 27, 2002
Surrendered Option Vest Dates:	25 percent on December 27, 2003; 2.083 percent per month over the next 36 months

Cancellation Date:	July 28, 2003
Replacement Option Vest Dates:	25 percent on July 28, 2004; 2.083 percent per month over the next 36 months

Vesting and exercise of replacement options are dependent upon continued employment with AMD. Replacement options are subject to all terms and conditions of the corresponding surrendered option and will be forfeited if not vested at time of termination of employment. (See Section 7 below for more information.)

29.	What will be the terms and conditions of my replacement options?

The terms and conditions of the replacement options granted under this exchange program will be similar to the surrendered options, except for the new option exercise price and the one year restriction on vesting of the option. For options cancelled under the 1992 Stock Incentive Plan, the 1992 U.K. Share Option Scheme and the 2002 non-plan grants, the terms and conditions of the replacement options will be as provided for in our 2000 Stock Incentive Plan. You are encouraged to consult the NexGen 1995 Stock Plan, the 1996 Stock Incentive Plan, the 1998 Stock Incentive Plan and the 2000 Stock Incentive Plan for complete information about the terms of the replacement options, all of which are available on the Treasury Services website (http://amdonline/treassvc/options-home.shtm). Each replacement option will have a term equal to the remaining term of the surrendered option it replaces. This ensures that the employees who participate in the exchange offer will not derive any additional benefit from an elongated term in which to exercise. For example, our typical option term is ten years. An employee who surrenders a grant received on April 24, 2000, with a term extending until April 24, 2010, would receive a replacement option with a term that also ends on April 24, 2010. (See Section 7 below for more information.)

30.	What if my employment with AMD is terminated after the replacement options are granted?

If your employment with AMD is terminated for any reason after the replacement option has been granted, you will forfeit your replacement options that are unvested at the date of your termination. You will generally have the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option. (See Section 7 below for more information.)

31.	What happens if AMD is subject to a change in control AFTER the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current stock ownership of our company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

For options cancelled under this exchange program, the replacement options will include the same vesting acceleration provisions, if any, as the cancelled options. To obtain detailed change of control provisions governing your options, you can refer to the 1992 Stock Incentive Plan, the 1992 U.K. Share Option Scheme, the NexGen 1995 Stock Plan, the 1996 Stock Incentive Plan, the 1998 Stock Incentive Plan and the 2000 Stock Incentive Plan, and the prospectus for each plan, all of which are available on the Treasury Services website (http://amdonline/treassvc/options-home.shtm).

32.	What happens if AMD is subject to a change in control BEFORE the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

Any change in control transaction could have a substantial effect on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the replacement options could be drastically altered. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Section 2 below for more information.)

33.	Are there other circumstances where I would not be granted replacement options?

Yes. Even if we accept your tendered options, we will not issue replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all applicable legal and regulatory issues are addressed. We will use reasonable efforts to avoid a prohibition, but if these laws and regulations are applicable on a specified date on or shortly after the first business day that is at least six months and one day after we cancel the eligible options accepted for exchange, you will not be granted replacement options. Unless there is a provision in the offer that terminates our commitment to grant the replacement options after a defined period of delay, we would be indefinitely required to continuously monitor laws and regulations to determine whether we would be permitted to grant the replacement options at some time in the future. We believe that it is necessary from a business point of view to provide a cut-off date after which we will no longer be obligated to issue the replacement options. This will remove the administrative burden and uncertainty associated with monitoring changing laws or regulations over an indefinite period of time and the undefined and ongoing contingent liability of the company to issue the replacement options that would remain without a cut-off. We believe that this concern is particularly important given the number of countries in which we will be issuing the replacement options. (See Section 11 below for more information.)

34.	After the replacement grant date, what happens if my options end up underwater again?

We are conducting this offer at this time considering the stock market conditions that have affected many companies throughout the United States. This is a one-time offer that we do not expect to offer again in the future. The price of our common stock may appreciate over the long term, even if your options become underwater after the replacement grant date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 below for more information.)

OTHER IMPORTANT QUESTIONS

35.	Does AMD plan to make any company-wide or serial option grants between the cancellation date and the replacement grant date?

We do not anticipate making any company-wide option grants until after the replacement grant date. However, we anticipate that our serial grant program will continue to be effective between the cancellation date and the replacement grant date. Employees who do not participate in the stock option exchange program will continue to receive serial grants. It is our intention that employees who elect to participate in the stock option exchange program will defer receipt of any applicable serial grants until after the replacement grant date. (See Section 5 below for more information.)

36.	Is there any tax consequence to my participation in this exchange?

If you accept this offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted. All eligible employees, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the offer exchange program. Tax consequences may vary depending on each individual employee’s circumstances. Included as part of this offer to exchange are short summaries of the general tax consequences of the offer in the United States and in countries other than the United States. You should review these summaries carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer. (See Sections 12 through 23 below for more information.)

37.	How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of publicly-traded stocks generally and our own stock price, and our business.

We understand that this will be a challenging decision for all eligible employees. THE PROGRAM DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE. (See Section 27 below for more information.)

38.	What do the officers and the members of our board of directors think of this offer? Who can I contact to help me decide whether or not I should exchange my eligible options?

Although our board of directors has approved this offer, neither our officers nor the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. We encourage you to seek advice from your own attorney and/or financial advisor regarding personal tax implications or other investment related questions.

39.	What are some of the potential risks if I choose to exchange my outstanding eligible option grants?

Because we cannot guarantee what the stock market will do or how our stock will perform during the six-month and one day waiting period before replacement options can be granted, the price of AMD stock may increase significantly. This could result in the new grants having a higher exercise price than those you exchanged.

Also, if your employment with AMD terminates for any reason during this waiting period, you will not receive any new options and your cancelled options will not be reinstated.

We encourage you to seek advice from your own attorney and/or financial advisor regarding personal tax implications or other investment related questions.

40.	Who can I talk to if I have questions regarding this exchange program?

The following websites are available to assist you with information and instructions:

Stock Option Exchange Website: http://hr/stock/exchange

Treasury Services Website: http://amdonline/treassvc/options-home.shtm

or

Address Questions to cancelandregrant.questions@amd.com

THIS OFFER

1.	Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this offer, we will exchange for replacement options to purchase common stock granted under the 1992 Stock Incentive Plan, the 1992 U.K. Share Option Scheme, the NexGen 1995 Stock Plan, the 1996 Stock Incentive Plan, the 1998 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2002 non-plan grants, and that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this offer before the “expiration time,” as defined below.

You are eligible to participate in the exchange program only if you:

•	are an employee of AMD on June 27, 2003 (an “eligible employee”);

•	reside in China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States;

•	are not one of the following individuals: our President and Chief Executive Officer, Hector de. J Ruiz, our Chairman and Former Chief Executive Officer, W. J. Sanders III, our Executive Vice President and Chief Sales and Marketing Officer, Robert R. Herb, our Senior Vice President—Chief Financial Officer, Robert J. Rivet, our Senior Vice President —Technology Operations and Chief Scientist, William T. Siegle, our Senior Vice President—General Counsel, Thomas M. McCoy, or one of the members of the board of directors;

•	remain an eligible employee through the expiration of this offer; and

•	hold at least one eligible option on June 27, 2003.

The outstanding options that you hold under the plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange options you will not be eligible to receive replacement options unless you continue to be employed by AMD and continue to reside in China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States through the replacement grant date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF AMD AS DESCRIBED ABOVE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

If you are eligible and choose to participate, you may only elect to exchange options (the terms “option” or “options” refer to an entire option grant) under an eligible option plan that have an exercise price of $12.00 or higher per share. That is, you must exchange all or none of the outstanding options granted to you on a single grant date with the same grant number at the same exercise price. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options which have not yet been exercised will be eligible to be exchanged in this program. If you so elect to participate, you will automatically be deemed also to have elected to exchange all options granted to you during the six-month period ending on June 27, 2003, or during the period from June 28, 2003 through the expiration of this offer on July 25, 2003, regardless of their exercise price, at a ratio of one surrendered option for one option to be granted.

If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this offer, you will be entitled to receive that number of replacement options determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable plan.

The table below shows the number of shares of our common stock subject to the existing outstanding option that you must exchange for each share of common stock subject to the replacement option, based on the grant price of the existing outstanding option:

Exercise Price Range	Exchange Ratio [Cancelled Option to New Option]
$12.00 to $24.99	1.22 – 1
$25.00 to $39.99	1.58 – 1
$40.00 and above	1.89 – 1

We will not issue any replacement options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Unless prevented by law or applicable regulations, eligible options granted under our NexGen 1995 Stock Plan and exchanged for replacement options will be replaced with options granted under our NexGen 1995 Stock Plan, eligible options granted under our 1996 Stock Incentive Plan and exchanged for replacement options will be replaced with options granted under our 1996 Stock Incentive Plan; eligible options granted under our 1998 Stock Incentive Plan and exchanged for replacement options will be replaced with options granted under our 1998 Stock Incentive Plan; and eligible options granted under our 2000 Stock Incentive Plan and exchanged for replacement options will be replaced with options granted under our 2000 Stock Incentive Plan. Eligible options granted under our 1992 Stock Incentive Plan, 1992 U.K. Share Option Scheme or 2002 non-plan grants and exchanged for replacement options will be replaced with options granted under our 2000 Stock Incentive Plan. The replacement option will have a new exercise price, one year restriction on vesting, be classified as a non-qualified option and in most cases will cover a fewer number of shares of our common stock. The replacement options will have the terms and be subject to the conditions as provided for in the applicable plan under which the replacement options will be granted.

The exercise price of the replacement options will be equal to the closing sales price of our common stock as quoted on the New York Stock Exchange on the replacement grant date (or as modified as required under local tax laws for replacement options granted outside the United States).

The term “expiration time” means 9:00 p.m. Pacific (California) Time on July 25, 2003, unless and until we, in our discretion, extend the period of time during which this offer will remain open, in which event the term “expiration time” refers to the latest time and date at which this offer, as so extended, expires. See Section 24 of this offer to exchange for a description of our rights to extend, delay, terminate and amend this offer.

If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a)	we increase or decrease the amount of consideration offered for the options;

(b)	we decrease the number of options eligible to be elected for exchange in this offer; or

(c)	we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this offer is scheduled to expire at any time earlier than the expiration of a period ending on the twentieth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 24 of this offer, we will extend the offer so that the offer is open at least 20 business days following the publication, sending or giving of notice.

For purposes of this offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.	Purpose of this Offer.

We issued the options outstanding under the 1992 Stock Incentive Plan, the 1992 U.K. Share Option Scheme, the 1996 Stock Incentive Plan, the 1998 Stock Incentive Plan, the 2000 Stock Incentive Plan, the 2002 non-plan grants and issued and assumed the options outstanding under the NexGen 1995 Stock Plan, to promote our long-term growth and success and the creation of stockholder value by:

•	encouraging employees to focus on critical long-range objectives;

•	encouraging the attraction and retention of employees with exceptional qualifications; and

•	linking employee’s interests directly to those of stockholders through increased stock ownership.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this offer to exchange outstanding options for replacement options that will have an exercise price equal to the closing sales price of our common stock on the replacement grant date (or as modified as required under local tax laws for replacement options granted outside the United States), we intend to provide our eligible employees with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for employees and thereby maximize stockholder value. WE HOPE THAT THIS PROGRAM WILL HELP WITH THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our board of directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our stock price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the replacement grant date. You will be at risk of any increase in our stock price during the period prior to the replacement grant date for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange.

Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission (the “SEC”), as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

(b)	any purchase, sale or transfer of a material amount of our assets;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

(e)	any other material change in our corporate structure or business;

(f)	our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j)	any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.	Procedures for Electing to Exchange Options.

Proper Exchange of Options.    If you currently hold outstanding options which are eligible for the exchange program, you will receive an e-mail with instructions on how to log into the stock option exchange website on AMD’s intranet. The URL for this site is http://hr/stock/exchange.

This site will contain information about your eligible options and provide instructions on how to submit your outstanding options for exchange. To validly elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the electronic election form, complete and submit the electronic election form no later than 9:00 p.m. Pacific (California) Time on July 25, 2003, unless the offer is extended. You will receive a confirmation by e-mail within 48 hours of your election to participate. If you have technical difficulties with this site, please contact Carol Pleva of AMD’s Treasury Services Department, at ext. 42633 or (408) 749-2633 to arrange an alternate mode of election.

If you do not turn in your election form by the expiration time, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and with their original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. If we waive any of the conditions of this offer we will do so for all option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.    Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly elected options that have not been validly withdrawn.

4.	Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 4.

You can withdraw your elected options at any time before 9:00 p.m. Pacific (California) Time on July 25, 2003 (the “expiration time”). If the expiration time is extended by us, you can withdraw your elected options at any time until the extended expiration of this offer.

If we have not provided notice that we have accepted your options elected for exchange by 9:00 p.m. Pacific (California) Time on August 22, 2003, you can also withdraw your options elected for exchange after August 22, 2003.

To validly withdraw elected options, you must submit a new election form in the same manner as your original election form was submitted that does not select any option grants. We must RECEIVE the new election form before the expiration time.

Providing us with a properly completed new election form that does not select any option grants and submitted in the same manner as your original election form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new election form indicating the withdrawal of your elected options before the expiration time. If you elect to withdraw options, you must withdraw all or none of the outstanding options granted to you on the same grant date with the same grant number and at the same exercise price.

You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.

Neither AMD nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this offer, including those conditions listed on Schedule A, and promptly following the expiration of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options shortly following the expiration of this offer, and you will be granted replacement options on the replacement grant date. The replacement grant date will be on or promptly after the first business day that is at least six months and one day from the date we cancel the options accepted for exchange.

If we accept options you elect to exchange in this offer, you will be ineligible until after the replacement grant date to receive any additional stock option grants for which you may have otherwise been eligible. We believe that this restriction will allow us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply, as a result of this offer, to these interim option grants. We do not anticipate making any company-wide option grants until after the replacement grant date. However, we anticipate that our serial grant program will continue to be effective between the cancellation date and the replacement grant date. Employees who do not participate in the stock option exchange program will continue to receive serial grants. It is our intention that employees who elect to participate in the stock option exchange program will defer receipt of any applicable serial grants until after the replacement grant date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF AMD AS DESCRIBED ABOVE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS, EVEN IF THE OPTIONS THAT YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

Therefore, if you leave AMD other than to be transferred to one of our consolidated subsidiaries, including FASL LLC, voluntarily, involuntarily or for any other reason before your replacement option is granted you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

For purposes of this offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options, such notice may be given by press release, e-mail or letter. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will receive your replacement option as promptly as practicable after the replacement grant date.

6.	Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the New York Stock Exchange under the symbol “AMD.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the New York Stock Exchange.

	HIGH	LOW
Fiscal Year Ended December 30, 2001
First Quarter	$30.15	$14.13
Second Quarter	34.65	18.73
Third Quarter	30.20	7.80
Fourth Quarter	18.62	7.69

Fiscal Year Ended December 29, 2002
First Quarter	$20.60	$12.63
Second Quarter	15.30	7.95
Third Quarter	10.88	5.20
Fourth Quarter	9.60	3.10

Fiscal Year Ending December 28, 2003
First Quarter	$7.79	$4.78
Second Quarter (through June 24, 2003)	8.59	5.80

As of June 24, 2003, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $6.31 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7.	Source and Amount of Consideration; Terms of Replacement Options.

Consideration.    We will issue replacement options, subject to applicable laws and regulations, to purchase common stock under the NexGen 1995 Stock Plan, the 1996 Stock Incentive Plan, the 1998 Stock Incentive Plan or the 2000 Stock Incentive Plan, depending on the plan under which the eligible options elected for exchange were granted, in exchange for outstanding eligible options properly elected for exchange and accepted by us. The number of shares of common stock subject to the replacement options to be granted to each option holder will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the applicable plan.

The table below shows the number of shares of our common stock subject to the existing outstanding option that you must exchange for each share of common stock subject to the replacement option, based on the grant price of the existing outstanding option:

Exercise Price	Options Exchange Ratio
$12.00 to $24.99	1.22 – 1
$25.00 to $39.99	1.58 – 1
$40.00 and above	1.89 – 1

If you elect to participate, you will automatically be deemed also to have elected to exchange all options granted to you during the six-month period ending on June 27, 2003, or during the period from June 28, 2003 through the expiration of this offer on July 28, 2003, regardless of their exercise price, at a ratio of one surrendered option for one option to be granted.

We will not issue any replacement options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Terms of Replacement Options.    The terms of the replacement options are expected to be similar to the related tendered options cancelled in the exchange, except that (i) the replacement options will be granted on a date that is at least six months and one day after the date the tendered options are cancelled; (ii) the replacement options for eligible exempt employees will be vested and exercisable to the same extent that the options they replace would have been vested and exercisable on that date had they not been surrendered, beginning one year from the date of option cancellation; (iii) the exercise price of the replacement option will be the closing sales price of our common stock on the replacement grant date (or as modified as required under local tax laws for replacement options granted outside the United States); and (iv) the number of shares underlying the replacement options will be determined as described above. Replacement options for eligible non-exempt employees will not vest or be exercisable earlier than the date that is six months from the replacement grant date. Each replacement option will have a term equal to the remaining term of the surrendered option it replaces. This ensures that the employees who participate in the exchange offer will not derive any additional benefit from an elongated term in which to exercise. For example, our typical option term is ten years. An employee who surrenders a grant received on April 24, 2000, with a term extending until April 24, 2010, would receive a replacement option with a term that also ends on April 24, 2010.

“Exempt employees” are those U.S. employees (administrative, professional, executive, outside sales) who are exempt from the overtime provisions of the Fair Labor Standards Act and applicable state law. “Non-exempt employees” are those U.S. employees subject to the overtime provisions of the Fair Labor Standards Act and applicable state law.

The terms and conditions of your existing options are set forth in the applicable plan under which they were issued. The description of the replacement options set forth herein is only a summary of some of the material provisions of the plans under which they will be issued, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the plans. Information regarding the plans may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with each of the plans. Copies of the plans and prospectuses are available on our intranet site or upon request by contacting Treasury Services. Information regarding the 2002 non-plan grants may be found in our 2003 definitive proxy statement, which is available upon request by contacting Treasury Services. Copies will be provided promptly at our expense.

Exercise.    Generally, you may exercise the vested portion of your replacement option at any time. If, however, your employment with AMD terminates prior to your replacement option becoming vested, you will not be able to exercise any portion of your replacement option.

Federal Income Tax Consequences of Options.    You should refer to Section 12 for a discussion on U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting the new non-qualified options under this offer to exchange. You should refer to the relevant tax disclosure discussion under Sections 13-23 for a discussion of the tax consequences of participating in this offer in your country of residence if your country of residence is not the United States.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER UNDER THE LAWS OF THE COUNTRY OR COUNTRIES IN WHICH YOU ARE A TAXPAYER.

Registration of Option Shares.    All shares of common stock issuable upon exercise of options under the 1992 Stock Incentive Plan, the 1992 U.K. Share Option Scheme, the NexGen 1995 Stock Plan, the 1996 Stock Incentive Plan, the 1998 Stock Incentive Plan and the 2000 Stock Incentive Plan, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an “affiliate” of AMD, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE PLANS AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLANS. PLEASE CONTACT US AT ADVANCED MICRO DEVICES, INC., ONE AMD PLACE, SUNNYVALE, CALIFORNIA 94088 ATTN: TREASURY SERVICES, M.S. 106, OR VISIT OUR TREASURY SERVICES WEBPAGE AT HTTP://AMDONLINE/TREASSVC/OPTIONS-HOME.SHTM TO RECEIVE A COPY OF ANY PLAN OR PROSPECTUS.

8.	Information Concerning AMD.

We are a semiconductor manufacturer with manufacturing facilities in the United States, Europe and Asia and sales offices throughout the world. We design, manufacture and market industry-standard digital integrated circuits, or ICs, that are used in many diverse product applications such as personal computers, workstations, servers, communications equipment and automotive and consumer electronics. Our products consist of microprocessors, Flash memory devices and personal connectivity solutions.

AMD was incorporated under the laws of Delaware on May 1, 1969. Our mailing address and executive offices are located at One AMD Place, Sunnyvale, California 94088. Our phone number is (408) 732-2400. Unless otherwise indicated, references in this report to “AMD,” “we” and “us” include our subsidiaries, including FASL LLC. We make our filings with the SEC available on the Investor Relations page of our website, “www.amd.com,” free of charge.

Additional Financial Information.    We have provided the following additional financial information for your reference. Numbers are in thousands, except for share data.

Summary Financial Data	Year ended		Quarter ended
(in thousands, except per share amounts)	December 29, 2002	December 31, 2001	March 30, 2003	March 31, 2002
Net Sales	$2,697,029	$3,891,754	$714,555	$902,073
Expenses:
Cost of Sales	2,105,661	2,589,747	496,592	586,874
Research and development	816,114	650,930	203,062	171,882
Marketing, general and administrative	670,065	620,030	138,228	156,860
Restructuring and other special charges	330,575	89,305	2,146	—
	3,922,415	3,950,012	840,028	915,616
Operating income (loss)	(1,225,386)	(58,258)	(125,473)	(13,543)
Interest and other income (expense), net	32,132	25,695	6,740	9,538
Interest expense	(71,349)	(61,360)	25,805	(12,158)
Net income (loss)	(1,303,012)	(60,581)	(146,356)	(9,163)

Net income (loss) per share:
Basic	$(3.81)	$(0.18)	$(0.42)	$(0.03)
Diluted	$(3.81)	$(0.18)	$(0.42)	$(0.03)

Shares used in per share calculations:
Basic	342,334	332,407	345,012	340,806
Diluted	342,334	332,407	345,012	340,806

Balance Sheet Data	As of		Quarter ended
(in thousands, except per share amounts)	December 29, 2002	December 31, 2001	March 30, 2003	March 31, 2002
Current assets	$1,037,705	$869,997	$800,009	$2,659,880
Total assets	5,619,181	5,647,242	1,794,990	5,964,942
Long-term debt, capital lease obligations and other, less current portion	1,779,837	672,945	1,767,036	1,123,671
Stockholders’ equity	2,467,265	3,555,055	2,361,884	3,509,603
Book value per share	$7.16	$10.44	$6.83	$10.28

Ratio of Earnings to Fixed Charges (1)	As of		Quarter Ended
	December 29, 2002	December 31, 2001	March 30, 2003	March 31, 2002
	—	—	—	—

(1)	For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes and equity in joint venture, plus fixed charges. Earnings were insufficient to cover fixed charges by $76 million, $1,253 million, $14 million and $141 million in 2001, 2002 and for the three months ended March 31, 2002 and March 30, 2003, respectively.

See “Additional Information” under section 26 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

9.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this offer to exchange as Schedule B.

As of June 24, 2003 our executive officers and directors (14 persons) as a group held options outstanding under the plans to purchase a total of approximately 13,055,992 shares of our common stock. This number represented approximately 21.71% of the shares subject to all options outstanding under the plans as of that date. As of June 24, 2003, of these outstanding options, approximately 868,200 are eligible for exchange in the offer. This number represented approximately 3.72% of the shares subject to all eligible options outstanding under the plans as of that date.

Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity compensation plans, and except as set forth in this offer to exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

The following table sets forth the beneficial ownership of the company’s executive officers and directors of options outstanding as of June 24, 2003.

Name of Beneficial Owner	Options Beneficially Owned	Percentage of eligible options
Non-employee Directors
Dr. Friedrich Baur	30,689	0
Charles M. Blalack	59,357	0
Dr. R. Gene Brown	65,357	0
Robert B. Palmer	47,690	0
Dr. Leonard M. Silverman	74,024	0

Executive Officers (including the Employee Directors)
W. J. Sanders III	3,550,000	0
Hector de J. Ruiz	1,600,000	0
Bertrand Cambou	60,000	100%
Robert R. Herb	762,510	0
Thomas M. McCoy	620,976	0
Derrick R. Meyer	244,481	58.97%
Robert J. Rivet	355,560	0
William T. Siegle	516,000	0
Stan Winvick	715,360	61.99%
All directors and executive officers as a group (14 persons)	8,702,004	7.44%

The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to and including June 24, 2003:

•	On April 30, 2003, AMD granted each of Dr. Baur, Mr. Blalack, Dr. Brown, Mr. Palmer and Dr. Silverman, each a member of AMD’s board of directors, options to purchase 6,250 shares of AMD common stock at an exercise price of $7.44 per share.

•	On June 18, 2003, Mr. Sanders, an executive officer, gave to one individual, 1,000 shares of AMD common stock, and to his minor daughter, 3,000 shares of AMD common stock, the fair market value of which was $6.75 per share.

•	On May 1, 2003, AMD granted Dr. Ruiz, an executive officer, options to purchase 125,000 shares of AMD common stock at an exercise price of $7.36 per share.

•	On May 1, 2003, AMD granted Dr. Cambou, an executive officer, options to purchase 37,500 shares of AMD common stock at an exercise price of $7.36 per share.

•	On May 1, 2003, AMD granted Mr. Herb, an executive officer, options to purchase 19,791 shares of AMD common stock at an exercise price of $7.36 per share.

•	On May 1, 2003, AMD granted Mr. McCoy, an executive officer, options to purchase 31,250 shares of AMD common stock at an exercise price of $7.36 per share.

•	On May 1, 2003, AMD granted Mr. Meyer, an executive officer, options to purchase 37,500 shares of AMD common stock at an exercise price of $7.36 per share.

•	On May 1, 2003, AMD granted Mr. Rivet, an executive officer, options to purchase 31,250 shares of AMD common stock at an exercise price of $7.36 per share.

•	On May 1, 2003, AMD granted Dr. Siegle, an executive officer, options to purchase 18,750 shares of AMD common stock at an exercise price of $7.36 per share.

•	On May 1, 2003, AMD granted Mr. Winvick, an executive officer, options to purchase 18,750 shares of AMD common stock at an exercise price of $7.36 per share.

Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by AMD, or to our knowledge, by any executive officer, director, or affiliate of AMD. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 10 of our definitive proxy statement for our 2003 annual meeting of stockholders.

10.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this offer will be cancelled promptly following the expiration of this offer, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of replacement options under the plan under which the options subject to an election for exchange were granted. However, approximately one million options eligible for exchange were granted from our 2002 non-plan grants or from now-expired plans: the 1992 Stock Incentive Plan and 1992 U.K. Share Option Scheme. Any shares subject to these options that are surrendered will be retired. To the extent such shares are not fully reserved for issuance upon exercise of the replacement options to be granted in connection with this offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

We believe that AMD will not incur any compensation expense solely as a result of the transactions contemplated by this offer because:

•	we will not grant any replacement options for at least six months and one day after the date that we accept and cancel options elected for exchange; and

•	the exercise price of all replacement options will equal the fair market value of the common stock on the date we grant the replacement options (except as modified as required under local tax laws for replacement options granted outside the United States).

If we were to grant the new options under a traditional stock option repricing, in which an employee’s existing options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

11.	Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement options as contemplated by this offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options tendered for exchange and to issue replacement options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

We may be prohibited by applicable laws or regulations from granting replacement options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date that we cancel the eligible options accepted for exchange. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period then we will grant the replacement options some time in the future if at all and you will not receive any other consideration for the options that you tendered for exchange. You should note that if a significant period of time has passed and the stock price has increased, the new exercise price of the replacement options may be higher than the options elected for exchange.

12.	Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

If you exchange outstanding non-qualified stock options for replacement options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the date of grant of the replacement options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. The replacement options will not be treated as incentive stock options. Instead, replacement options issued in the exchange program will be non-qualified stock options. The following discussion will summarize the material features of non-qualified stock options.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THE SUMMARY MAY NOT BE APPLICABLE TO YOU. YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES BELOW AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW THE TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

Federal Income Tax Consequences of Non-qualified Stock Options.    Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

13.	Material Tax Consequences for Employees who are Tax Residents in China.

The following is a summary description of the Chinese tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Chinese tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation and Grant of Replacement Option.    It is unlikely that you will be subject to tax as a result of the cancellation of your outstanding option in exchange for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

Exercise of Replacement Option.    Due to legal restrictions in China, you will only be able to exercise your options using the cashless sell-all method of exercise. Under the cashless sell-all method of exercise, options are exercised without you paying cash and all of your shares are sold immediately following exercise. You will receive the proceeds of the sale, minus the exercise price, broker’s fees and any applicable taxes. When you exercise the replacement option, you will be subject to income tax and applicable social insurance taxes on the gain at exercise calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price. The gain at exercise for tax purposes will be treated as either part of your regular monthly employment income or as a separate bonus from your employer, depending on the practice of the in-charge local tax authority.

Sale of Shares.    You will not be entitled to hold shares acquired upon exercise of your replacement option.

Withholding and Reporting.    Your employer will report the income from stock option exercises and withhold personal income tax and applicable social taxes. You will be responsible for paying any difference between the actual tax liability and the amount withheld (if any).

14.	Material Tax Consequences for Employees who are Tax Residents in France.

The following is a summary description of the French tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the French tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A FRENCH TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

The Company will grant your replacement options as part of an option plan that does not qualify under sections L 225-177 to L 225-186 of the French Commercial Code, as amended.

Option Cancellation and Grant of Replacement Option.    You will not be subject to French tax and social security charges as a result of the cancellation of an outstanding option in exchange for the right to receive a replacement option. You could be subject to tax when the replacement option is granted to you.

Sale of Shares.    The difference between the sales price of the stock and its acquisition price could be taxed at the rate of 26%. Note that the capital gain, if any, is only taxable if the annual sales proceeds realized by your household during the year exceed the annual ceiling of €15,000. If the sale price is less than the acquisition price, you will realize a capital loss. This capital loss can be offset against capital gain of the same nature realized during the same year or during the ten following years. This capital loss cannot be offset against other kinds of income. However, in accordance with a Circular dated May 12, 1995, the French tax authorities may consider that the gain realized further to the sale of the shares acquired upon exercise of the options is an ordinary income subject to income tax at progressive rates up to 49.58%. In addition, the gains will be subject to the CSG (7,5%) and the CRDS (0,5%) and to social charges.

15.	Material Tax Consequences for Employees who are Tax Residents in Germany.

The following is a summary description of the German tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the German tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation and Grant of Replacement Option.    You should not be subject to tax as a result of the cancellation of an outstanding option for the right to receive a replacement option that is not tradable and you should not be subject to tax when the replacement option is granted to you.

Exercise of Replacement Option.    When you exercise the replacement option, you will be subject to income tax at ordinary rates plus solidarity surcharge thereon, and social security contributions (to the extent you have not exceeded the wage base for social security contributions) on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the grant price. If you are registered as a member of a German church you will also be subject to German church tax on the gain at exercise.

Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option you will not be subject to income tax on any gain at sale (calculated as the difference between the sale price and the fair market value on the date of exercise) if you have owned the shares for at least 12 months, do not own 1% or more of AMD’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. If you sell the shares within 12 months of acquisition, and your aggregated total short-term capital gains less short term capital losses for the respective calendar year amount to less than €512, the gain will be tax free. If, however, you sell the shares within 12 months of acquisition, and your aggregated total short term capital gains less short term capital losses for the respective calendar year amounts to €512 or more, one-half of the gain at sale is taxable as capital gain at ordinary tax rates plus solidarity surcharge thereon.

Please note, however, that there are currently discussions among the German Finance Ministry officials with respect to changing the taxation rules of capital gains. Changes with effect in 2003, therefore, cannot be excluded.

Withholding and Reporting.    When you exercise your options, your employer will withhold income tax plus solidarity surcharge thereon, any applicable social security contributions (to the extent that you have not exceeded the wage base for social security contributions), and church tax (if applicable), on gain at exercise. German social security deductions on the gain will only apply to the extent that your total employment income for the year including the option gain does not exceed the applicable wage base for German social security contributions of currently €61,200 p.a. (Western States of the Federal Republic of Germany) / €51,000 p.a. (Eastern States) for pension and unemployment insurance and €41,400 p.a. for health and nursing care insurance.

If your regular salary is not sufficient for your employer to deduct wage tax and pay such tax to the competent tax office, your employer will report the income from stock option exercises and the amounts withheld for income, social and other applicable tax purposes. You will then be requested to pay the wage tax to the competent tax office directly.

You are responsible for paying any difference between the actual income tax liability and the income tax withheld. It is your responsibility to report and pay taxes resulting from the sale of your shares or the receipt of dividends.

16.	Material Tax Consequences for Employees who are Tax Residents in Hong Kong.

The following is a summary description of the Hong Kong tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Hong Kong tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation and Grant of Replacement Option.    It is unlikely that you will be subject to tax as a result of the cancellation of an outstanding option in exchange for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

Exercise of Replacement Option.    When you exercise the replacement option you will be subject to tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option you will not be subject to tax on any gain at sale.

Withholding and Reporting.    Your employer will not withhold taxes at the time of exercise or sale. Your employer will report the income from stock option exercises to the Hong Kong Inland Revenue Department as part of its annual return of compensation. It is your responsibility to report and pay any applicable taxes resulting from gain on the exercise of your option.

Hong Kong Securities Information.    This offer to exchange is not a public offer and is available only to the employees of AMD or its affiliates holding eligible options.

Terms of Replacement Grant.    In the event that you die prior to six months after the replacement grant date, your legal representative or designated beneficiary will be entitled to exercise the replacement option provided that such representative/beneficiary executes an undertaking satisfactory to AMD not to sell the shares acquired through exercise of the new option prior to six months after the date of the replacement grant. In the event that your replacement option becomes exercisable prior to six months after the replacement grant date, you must execute an undertaking prior to exercise not to dispose of any shares acquired through exercise prior to six months after the replacement grant date.

17.	Material Tax Consequences for Employees who are Tax Residents in Italy.

The following is a summary description of the Italian tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Italian tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation and Grant of Replacement Option.    You will not be required to recognize any taxable income solely as a result of the cancellation of an outstanding option in exchange for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you. In compliance with the rules for obtaining favorable tax treatment in Italy, we will make every effort to ensure that the replacement options will be granted at the greater of the fair market value of the underlying shares on the replacement grant date as defined by the Plans and the normal value, defined under Italian law as the average closing price for the thirty (30) days prior to the date of grant. Because the exercise price will be determined under this formula, the exercise price for your replacement options may be higher than for employees in other jurisdictions.

Exercise of Replacement Option.    When you exercise the replacement option you will not be subject to employment income tax and social insurance contributions on the spread at exercise, provided that the exercise price is the greater of the fair market value of the underlying shares on the date of grant as defined by the Plans and the normal value as defined above.

Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, the amount by which the sale price exceeds the option exercise price paid for the shares will be taxed at capital gains tax rates.

Withholding and Reporting.    Your employer is not required to report income from the exercise of stock options or withhold income tax or social security contributions on the gain you receive when you sell your optioned shares. It is your responsibility to report income from the exercise of stock options, pay any taxes resulting from your participation in an option plan.

Exchange Control Information.    Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. The reporting must be done on your individual tax return. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation.

18.	Material Tax Consequences for Employees who are Tax Residents in Japan.

The following is a summary description of the Japanese tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Japanese tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation and Grant of Replacement Option.    You likely will not be subject to tax as a result of the cancellation of an existing option in exchange for the right to receive a replacement option. However, please note that the Japanese tax treatment is uncertain because there are no specific tax provisions related to option exchanges in Japan. You will not be subject to tax when the replacement option is granted to you.

Exercise of Replacement Option.    When you exercise the replacement option you will be subject to tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price. Under the current tax practice, the gain at exercise will be treated as “remuneration income” (although the proper classification is currently being litigated in Japanese courts) and you will be taxed at your marginal tax rate on this gain. Social insurance contributions will not be due on the gain at exercise.

Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will be subject to tax on the gain at sale, calculated as the difference between the sale price and the fair market value on the date of exercise. The gain at sale will be subject to taxation at a flat rate of 26%. However, with respect to shares of publicly listed companies (including those listed on recognized foreign stock exchanges), if you sell the shares through a broker licensed in Japan, the tax rate will be 20%. Additional favorable capital gains tax treatment may apply on a temporary basis for shares sold between January 1, 2003 and December 31, 2007. This additional favorable treatment will apply to shares of publicly listed companies sold through a broker licensed in Japan. You should confirm the tax treatment of your gain realized upon sale of the shares with your personal tax advisor.

Withholding and Reporting.    Your employer is generally not required to withhold or report income recognized from the exercise of stock options or on the gain you receive when you sell or exercise your shares. It is your responsibility to file a tax return and to report income and pay any taxes resulting from your participation in an option plan.

Exchange Control Information.    If you intend to acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. Please note that the reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

19.	Material Tax Consequences for Employees who are Tax Residents in Malaysia.

The following is a summary description of the Malaysian tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Malaysian tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation and Grant of Replacement Option.    It is unlikely that you will be subject to tax as a result of the cancellation of an existing option in exchange for the right to receive a replacement option. Where taxes arising from the grant of existing options have already been reported and paid, there will be no further reportable income arising from these options. You will recognize taxable income at the replacement grant date to the extent that the fair market value of the shares on the date of grant exceeds the actual exercise price of the replacement option.

Please note that the Malaysian tax authorities determine fair market value to be the average of the highest and lowest trading prices on the date of grant. As the replacement options are to be granted at an exercise price that is equal to the closing price of the shares on the replacement grant date, you may be subject to tax on the price difference. In most cases, the tax will be minimal. If income tax is due with respect to the replacement grant, it must be paid at the time of exercise.

Exercise of Replacement Option.    When you exercise the replacement option, you will not be subject to tax on any other income. However, if at the time of grant of the replacement option, the fair market value of the shares, as determined under Malaysian tax law exceeded the exercise price, you will owe income tax on this difference and such tax is due at the time of exercise.

Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will not be taxed on any gain arising from the sale of shares, provided that you are not in the business of buying and selling securities.

Withholding and Reporting.    Your employer will report the grant of your replacement option to the Inland Revenue Board. Your employer is also required to withhold income tax on any income you recognize upon the grant of replacement options where the fair market value for Malaysian tax purposes is greater than the exercise price. Withholding will occur on the date of exercise. It is your responsibility to file a tax return and to report your income and pay any taxes resulting from your participation in an option plan.

Exchange Control Information.    You must comply with the following exchange control reporting obligations if you are a Malaysian resident for exchange control purposes: (i) you must notify Bank Negara of the remittance of funds to exercise your replacement option at least seven working days before the remittance (you can estimate the amount that you intend to remit); (ii) if you remit more than RM50,000 (or its equivalent in foreign currency) to exercise your replacement option, you will be required to file a Form P with the Foreign Exchange Department of Bank Negara; (iii) you must repatriate all proceeds from the sale of shares and any dividend payments to Malaysia as soon as the proceeds/dividends are received; and (iv) you must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM50,000 (or its equivalent in foreign currency). Please note that these requirements apply to both cash and cashless exercises.

Additional Reporting Requirements.    If you are a director of a Malaysian affiliate of AMD, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., stock options, shares, etc.) in AMD or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of AMD or any related company (including when you sell shares acquired through exercise of your replacement option). Additionally, you must also notify the Malaysian affiliate of AMD if there are any subsequent changes in your interest in AMD or any related companies, including if you elect to participate in the offer to exchange. These notifications must be made within 14 days of acquiring or disposing of any interest in AMD or any related company.

20.	Material Tax Consequences for Employees who are Tax Residents in Singapore.

The following is a summary description of Singapore tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on Singapore tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation and Grant of Replacement Option.    You may be subject to tax as a result of the cancellation of an existing option in exchange for the right to receive a replacement option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the option and simply tax the replacement option when you exercise it. However, this result is not certain. You will not be subject to tax when the replacement option is granted to you.

Exercise of Replacement Option.    Assuming you are not taxed when the existing option is cancelled, when you exercise the replacement option, you will be subject to income tax on the gain at exercise, calculated as the difference between the fair market value of the shares at the time of exercise and the exercise price. You likely will not be subject to Central Provident Fund contributions on the gain at exercise.

Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will not be taxed on any gain arising from the sale of shares provided you are not in the business of buying and selling securities.

Withholding and Reporting.    Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the cancellation of existing options, grant of the replacement option, exercise of the replacement option or upon the sale of shares. However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you should consult with your tax advisor.

Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This will include the value of the shares which you acquire pursuant to exercise. Your employer will provide this Form IR8A to you. It is then your responsibility to report and pay all applicable taxes due.

Additional Reporting Requirements.    If you are a director, associate director or shadow director of a Singapore affiliate of AMD, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in AMD or any related companies. Please contact AMD to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of AMD or any related company (including when you sell shares acquired under the offer to exchange) or if you participate in the offer to exchange. These notifications must be made within two days of acquiring or disposing of any interest in AMD or any related company. In addition, a notification must be made of your interests in AMD or any related company within two days of becoming a director.

21.	Material Tax Consequences for Employees who are Tax Residents in Taiwan.

The following is a summary description of the Taiwanese tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Taiwanese tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation and Grant of Replacement Option.    You will not be subject to tax as a result of the cancellation of an outstanding option in exchange for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

Exercise of Replacement Option.    When you exercise the replacement option, you may be subject to income tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your replacement option, you will not be taxed.

Withholding and Reporting.    Your employer is not required to report income from the exercise of stock options or withhold income tax at the time of exercise or sale. You will be responsible for all reporting and tax payment obligations.

22.	Material Tax Consequences for Employees who are Tax Residents in Thailand.

The following is a summary description of the Thai tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Thai tax law as of the date of the offer, all of which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation and Grant of Replacement Option.    You will not be subject to tax as a result of the cancellation of an existing option in exchange for the right to receive a replacement option. You will not be subject to tax when the replacement option is granted to you.

Exercise of Replacement Option.    You will be subject to income tax when you exercise your replacement option. You will be taxed on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price. The gain at exercise will not be subject to social insurance contributions.

Sale of Shares.    If you acquire shares upon exercise, you will be subject to income tax on any gain at sale (i.e., the difference between the sales price and the fair market value of the shares at exercise) when you subsequently sell the shares if you are a Thai tax resident in the year of sale and you repatriate the proceeds of sale to Thailand in the same year. You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year.

Withholding and Reporting.    Your employer is not required to withhold or report income tax or social insurance contributions when you exercise your replacement option or sell your shares. It is your responsibility to pay and report any taxes resulting from the exercise of your replacement options or the sale of your shares.

Exchange Control Information.    If you exercise your replacement option using a cash exercise whereby you remit funds out of Thailand to purchase shares of AMD stock, you must remit the funds through a Thai commercial bank that has been authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency (i.e., an authorized agent). You may remit up to US$100,000 per year for the purchase of AMD shares.

In addition, you will have to apply for approval of the remittance with the authorized agent by submitting a Form Thor. Tor. 5 together with the following documents: (i) a letter describing the options granted to you (e.g., your stock option agreement), (ii) a copy of the stock option plan and related documents under which the option has been granted, (iii) evidence showing that your employer and AMD are part of the same company group, and (iv) an executed Certification in Remittance of Foreign Currency Abroad for Investment in Securities (the “Certificate”). By executing the Certificate, you agree to report the subsequent sale of the shares and to immediately repatriate income from the sale of the shares to Thailand. If you fail to comply with the terms of the Certificate, you may be subject to fines imposed by the Bank of Thailand.

If you exercise your replacement option using the cashless exercise method whereby no funds will be remitted out of Thailand, you will not have to submit a Form Thor. Tor. 5 or be subject to any approval requirement. Furthermore, there would be no limitations on the exercise of your options.

23.	Material Tax Consequences for Employees who are Domiciled and Permanently Resident and Ordinarily Resident in the United Kingdom.

The following is a summary description of the United Kingdom (UK) tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the UK tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

If you are a citizen or resident of another country for tax purposes, the information contained in this section may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

At the Time the Options are Exchanged.    There should not be tax consequences for you at the time your eligible options are exchanged, either in the case of approved or unapproved options.

Grant of Options.    There should not be tax consequences for you at the time your replacement options are granted, in the case of unapproved options.

Exercise of Replacement Option.    You will be subject to UK income tax when you exercise your unapproved replacement option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price paid for the new options, less any notional dealing costs. Income tax will be charged at your marginal rate of tax. Since the shares are readily convertible assets, your employer will be responsible for income tax withholding under the Pay As You Earn (“PAYE”) system in relation to the tax due on the spread realized on the exercise of your option and for paying the income tax withheld to the UK Inland Revenue on your behalf.

Since the shares are readily convertible assets and the replacement options are being granted on or after 6 April 1999, you will be liable to pay employees’ NIC on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price of the replacement options. NIC charges will also be imposed at a rate of 11% on annual earnings above the lower earnings level of £4,628 up to the upper earnings level of £30,940. With effect from 6 April 2003, an additional 1% will be payable on all earnings above the upper earnings level of £30,940.

Sale of Shares.    When you sell your shares, you may be subject to UK capital gains tax. The amount subject to capital gains tax will generally be the net sale proceeds less the total amount paid for the shares plus any amount on which income tax was payable on exercise of the option. An annual exemption is available to set against total gains of GBP7,900 for the tax year April 6, 2003 to April 5, 2004 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held. For taper relief purposes, the shares will be considered to be business assets for as long as you remain an AMD employee. Any resulting gain will be chargeable at your highest rate of tax (40% for a higher rate taxpayer, based on rates applicable for tax year April 6, 2003 to April 5, 2004.

Withholding and Reporting.    Your employer will be responsible for withholding employees’ PAYE and NIC and for paying the amount withheld to the UK Inland Revenue on your behalf. Your employer is also required to report annually the details of the exchange of options, the replacement option grants, any future option exercises and the income from the exercise of stock options to the UK Inland Revenue.

You must also report details of any liabilities arising from the exercise of your replacement options and from the sale or disposal of shares together with details of dividend income to the Inland Revenue on your personal UK Inland Revenue tax return. Failure to do so may result in interest and penalties.

You will be responsible for paying any taxes owed as a result of the sale of the shares.

24.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the expiration time, to terminate or amend this offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific (California) Time on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the terms of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a)	we increase or decrease the amount of consideration offered for the options;

(b)	we decrease the number of options eligible to be elected for exchange in this offer; or

(c)	we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase;

and if this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 24 of this offer, we will extend the offer so that the offer is open at least 20 business days following the publication, sending or giving of notice.

25.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

26.	Additional Information.

We recommend that, in addition to this offer to exchange and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a)	AMD’s Annual Report on Form 10-K for the period ended December 29, 2002, filed with the SEC on March 14, 2003.

(b)	AMD’s Definitive Proxy Statement for the 2003 Annual Meeting of Stockholders, filed with the SEC on March 14, 2003 and amended by Amendment No. 1 to Definitive Proxy Statement, filed with the SEC on April 23, 2003.

(c)	AMD’s Quarterly Report on Form 10-Q for the period ended March 30, 2003, filed with the SEC on May 13, 2003.

(d)	AMD’s Form S-8 (File No. 33-046577/33-046578) (registering shares to be issued under the AMD 1992 Stock Incentive Plan), filed with the SEC on March 23, 1992 and April 12, 1994.

(e)	AMD’s Post-Effective Amendment No. 1 on Form S-8 (File No. 33-64911-01) (relating to shares issuable under the NexGen 1995 Stock Plan and the NexGen, Inc. 1987 Employee Stock Plan), filed with the SEC on January 17, 1986.

(f)	AMD’s Post-Effective Amendment No. 1 on Form S-8 to AMD’s Registration Statement on Form S-4 (File No. 33-64911) (assuming the NexGen 1995 Stock Plan), filed with the SEC on January 15, 1996.

(g)	AMD’s Form S-8 (File No. 333-00969) (registering shares to be issued under the NexGen 1995 Stock Plan), filed with the SEC on February 15, 1996.

(h)	AMD’s Post-Effective Amendment No. 1 on Form S-8 (File No. 33-95888) (deregistering shares issued by NexGen, Inc. under the NexGen 1995 Stock Plan and not sold prior to AMD’s assuming the plan), filed with the SEC on June 18, 1996.

(i)	AMD’s Form S-8 (File No. 333-04797) (registering shares to be issued under the AMD 1996 Stock Incentive Plan), filed with the SEC on May 30, 1996.

(j)	AMD’s Form S-8 (File No. 333-57525) (registering additional shares to be issued under the AMD 1996 Stock Incentive Plan), filed with the SEC on June 23, 1998.

(k)	AMD’s Form S-8 (File No. 333-40030) (registering additional shares to be issued under the AMD 1996 Stock Incentive Plan), filed with the SEC on June 23, 2000.

(l)	AMD’s Form S-8 (File No. 333-60550) (registering additional shares to be issued under the AMD 1996 Stock Incentive Plan), filed with the SEC on May 9, 2001.

(m)	AMD’s Form S-8 (File No. 333-68005) (registering shares to be issued under the AMD 1998 Stock Incentive Plan), filed with the SEC on November 25, 1998.

(n)	AMD’s Form S-8 (File No. 333-55052) (registering shares to be issued under the AMD 2000 Stock Incentive Plan), filed with the SEC on February 6, 2001.

(o)	AMD’s Form S-8 (File No. 333-74896) (registering additional shares to be issued under the AMD 2000 Stock Incentive Plan), filed with the SEC on December 11, 2001.

(p)	the description of AMD’s common stock included in AMD’s Registration Statement on Form 8-A, filed with the SEC on June 29, 1973, including any amendments or reports we file or have filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on the New York Stock Exchange under the symbol “AMD” and our SEC filings can be read at the following New York Stock Exchange address:

New York Stock Exchange

11 Wall Street

New York, New York 10005

We will also provide, without charge, to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Advanced Micro Devices, Inc.

Attention: Secretary

One AMD Place

Sunnyvale, California 94088

or by telephoning us at (408) 732-2400.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about AMD should be read together with the information contained in the documents to which we have referred you.

27.	Miscellaneous.

This offer to exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Advanced Micro Devices, Inc.

June 27, 2003

SCHEDULE A

CONDITIONS OF THIS OFFER

Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after June 27, 2003 and prior to the expiration time any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, including any action or omission to act by us:

(a)    there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer or the issuance of replacement options;

(b)    there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)    make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

(ii)    delay or restrict our ability, or render us unable, to accept for exchange or issue replacement options for some or all of the options elected for exchange; or

(iii)    materially and adversely affect the business, condition (financial or other), income, operations or prospects of AMD;

(c)    there shall have occurred:

(i)    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)    the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)    any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of AMD or on the trading in our common stock;

(vi)    in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

(vii)    any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 27, 2003;

(d)    there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

(e)    a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)  any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 27, 2003;

(ii)  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 27, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(f)  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of AMD that, in our reasonable judgment, is or may have a material adverse effect on AMD.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our reasonable discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

ADVANCED MICRO DEVICES, INC.

The directors and executive officers of AMD and their positions and offices as of June 26, 2003 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
W. J. Sanders III	Chairman of the Board of Directors
Dr. Friedrich Baur	Director
Charles M. Blalack	Director
Dr. R. Gene Brown	Director
Robert B. Palmer	Director
Dr. Leonard M. Silverman	Director
Hector de. J Ruiz	Director, President and Chief Executive Officer
Robert J. Rivet	Senior Vice President and Chief Financial Officer
Robert R. Herb	Executive Vice President and Chief Sales and Marketing Officer
William T. Siegle	Senior Vice President – Technology Operations and Chief Scientist
Thomas M. McCoy	Senior Vice President – General Counsel
Bertrand Cambou	Senior Vice President – Memory Group
Stan Winvick	Senior Vice President – Human Resources
Derrick R. Meyer	Senior Vice President – Computation Products Group

The address of each director and executive officer is: c/o AMD, One AMD Place, Sunnyvale, California 94088.